Exhibit 99.1

CareTrust REIT Doubles Size of Unsecured Revolver to $1.2 Billion; Announces Agency Upgrade of Bond to Investment Grade; Updates Investment Pipeline

SAN CLEMENTE, Calif.--(BUSINESS WIRE)-- CareTrust REIT, Inc. (NYSE:CTRE) announced today that it has renewed and doubled its unsecured revolving credit facility to $1.2 billion. The bank group consisted of Joint Lead Arranger/Administrative Agent KeyBanc Capital Markets, and Joint Lead Arrangers/Syndication Agents: BMO Capital Markets Corp., JPMorgan Chase Bank, N.A., Bank of America, N.A., Wells Fargo Securities, LLC, and Co-Documentation Agents: The Huntington National Bank, Raymond James Bank, M&T Bank, Morgan Stanley Bank, N.A., and Royal Bank of Canada.

The company also announced that S&P Global Ratings has upgraded CareTrust’s corporate rating to BB+ and upgraded its issue-level rating on CareTrust’s unsecured notes to BBB-.

Bill Wagner, Chief Financial Officer said, “Our renewed credit facility is supported by banks who have been with us from day one and also a few who are newer to our story. We are thrilled to have such a strong group who not only provide optionality for us but also seek to bring us valuable ideas to accelerate our growth.” Mr. Wagner went on to state that, “This credit facility provides a vital means for financing future acquisitions of any size.”

Dave Sedgwick, Chief Executive Officer said, “We are on pace to close on approximately $1.5 billion of investments this year, almost 7x our annual average. The flywheel is racing as we head into 2025.” Mr. Sedgwick continued, “Today’s announcements bolster a historically strong position from which to build on this year’s momentum. Not including Phase 2 of the Tennessee acquisition, targeted for month-end, we currently have an investment pipeline of approximately $350 million, not including larger portfolio opportunities we are reviewing.”

About CareTrust™

CareTrust REIT, Inc. is a self-administered, publicly-traded real estate investment trust engaged in the ownership, acquisition, development and leasing of skilled nursing, seniors housing and other healthcare-related properties. With a nationwide portfolio of long-term net-leased properties, and a growing portfolio of quality operators leasing them, CareTrust REIT is pursuing both external and organic growth opportunities across the United States. More information about CareTrust REIT is available at www.caretrustreit.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical statements of fact and statements regarding the Company’s intent, belief or expectations, including, but not limited to, statements regarding the following: industry and demographic conditions, the investment environment, the Company’s investment pipeline, and financing strategy.

Words such as “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “may,” “plan,” “seek,” “should,” “will,” “would,” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements, though not all forward-looking statements contain these identifying words. The Company’s forward-looking statements are based on management’s current expectations and beliefs, and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although the Company believes that the assumptions underlying these forward-looking statements are reasonable, they are not guarantees and the Company can give no assurance that its expectations will be attained. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause actual results to differ materially from expectations include, but are not limited to: (i) the ability and willingness of our tenants to meet and/or perform their obligations under the triple-net leases we have entered into with them, including without limitation, their respective obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities; (ii) the risk that we may have to incur additional impairment charges related to our assets held for sale if we are unable to sell such assets at the prices we expect; (iii) the impact of healthcare reform legislation, including minimum staffing level requirements, on the operating results and financial conditions of our tenants; (iv) the ability of our tenants to comply with applicable laws, rules and regulations in the operation of the properties we lease to them; (v) the ability and willingness of our tenants to renew their leases with us upon their expiration, and the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant, as well as any obligations, including indemnification obligations, we may incur in connection with the replacement of an existing tenant; (vi) the availability of and the ability to identify (a) tenants who meet our credit and operating standards, and (b) suitable acquisition opportunities and the ability to acquire and lease the respective properties to such tenants on favorable terms; (vii) the ability to generate sufficient cash flows to service our outstanding indebtedness; (viii) access to debt and equity capital markets; (ix) fluctuating interest rates; (x) the impact of public health crises, including significant COVID-19 outbreaks as well as other pandemics or epidemics; (xi) the ability to retain our key management personnel; (xii) the ability to maintain our status as a real estate investment trust (“REIT”); (xiii) changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs; (xiv) other risks inherent in the real estate business, including potential liability relating to environmental matters and illiquidity of real estate investments; and (xv) any additional factors included in our Annual Report on Form 10-K for the year ended December 31, 2023 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, including in the section entitled “Risk Factors” in Item 1A of such reports, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC.

Contact:
CareTrust REIT, Inc.
(949) 542-3130
ir@caretrustreit.com